Exhibit (d)(III)

SECOND AMENDMENT TO THE SHAREHOLDERS’ AGREEMENT OF

NET SERVIÇOS DE COMUNICAÇÃO S.A.

By this private instrument, the undersigned parties hereby identified:

(a) GLOBO COMUNICAÇÃO E PARTICIPAÇÕES S.A., corporation headquartered at Rua Lopes Quintas, 303, in the City and State of Rio de Janeiro, Corporate Taxpayer’s ID (CNPJ/MF) 27.865.757/0001-02, represented herein according to its bylaws by its duly authorized representative (hereinafter referred to as “Globopar”); and DISTEL HOLDING S.A., headquartered at Avenida Afrânio de Melo Franco, 135, Parte, Leblon, in the City and State of Rio de Janeiro, Corporate Taxpayer’s ID (CNPJ/MF) 00.065.376/0001-84, represented herein according to its bylwas by its duly authorized representative (hereinafter referred to as “Distel” and, jointly with Globopar, “GLOBO”);

(b) EMBRATEL PARTICIPAÇÕES S.A., corporation headquartered in the City and State of Rio de Janeiro at Rua Regente Feijó, 166/1687- B, Centro, Corporate Taxpayer’s ID (CNPJ/MF) 02.558.124/0001-12, represented herein according to its bylaws by its duly authorized representative (hereinafter referred to as “EMBRAPAR”);

(c) GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A., corporation headquartered at Avenida Afrânio de Melo Franco, 135, parte, Leblon, in the City and State of Rio de Janeiro, Corporate Taxpayer’s ID (CNPJ/MF) 04.527.900/0001-42, represented herein by Mr. Jorge Luiz de Barros Nóbrega and Mrs. Rossana Fontenele Berto (hereinafter referred to as “GB”);

and, further, as intervening party,

(d) TELÉFONOS DE MÉXICO, S.A. DE C.V., corporation duly incorporated and existing in accordance with the laws of Mexico, headquartered at Parque Via, 198, Colônia Cuahtemoc, CP 06599, Mexico City, Mexico, represented herein by its legal representative Mr. Jorge Gorraez Castro (hereinafter referred to as “TELMEX”); and,

WHEREAS the Shareholders of the Agreement executed on March 21, 2005 the Shareholders’ Agreement (“Shareholders’ Agreement”) of Net Serviços de Comunicação S.A., corporation headquartered at Rua Verbo Divino, 1356, in the City and State of São Paulo, Corporate Taxpayer’s ID (CNPJ/MF) 00.108.786/0001-65 (hereinafter referred to as “NET SERVIÇOS”);

WHEREAS the Shareholders of the Agreement executed on March 21, 2005 the First Amendment to the Shareholders’ Agreement, contingent upon Anatel’s Approval (as therein defined);

WHEREAS Globopar succeeded Roma Participações Ltda., and Embrapar succeded Latam do Brasil Participações S.A. as Shareholders of the Agreement;

WHEREAS, as provided in the Listing Regulations of the Level 2 of Distinguished Corporate Governance Practices of BOVESPA – São Paulo Stock Exchange, as amended in February 2006, the boards of directors of Level 2 companies shall be composed of at least twenty percent (20%) of Independent Board Members (as per definition of the referred Listing Regulations);

WHEREAS the Shareholders of the Agreement agreed to amend the Shareholders’ Agreement to comply with the composition of the board of directors set forth in the referred Listing Regulations;

the Shareholders of the Agreement enter into the following:

1. Interpretation. For this Agreement’s purposes, except when otherwise indicated herein, the terms in capital letters not otherwise defined in this Agreement shall have the meaning given to them by the Shareholders’ Agreement.

2. Introduction of Section 6.1.2. The Shareholders of the Agreement insert a new Section 6.1.2 to the Shareholders’ Agreement, which shall henceforth read as follows:

“6.1.2 For the purposes of the provisions in item (ii) of Section 6.1 above, EMBRAPAR (or its successors or authorized assignees):

(a) shall nominate for election and replacement, at EMBRAPAR’s discretion, and the Shareholders of the Agreement shall elect and replace according to said nomination by EMBRAPAR one (1) Independent Member and, as the case may be, his or her respective alternate, to the Board of Directors of NET SERVIÇOS. Unless otherwise stated in this Shareholders’ Agreement, the election of the Independent Member and his or her respective alternate nominated pursuant to this item “a” shall not be associated to the resolutions made at Preview Meetings as provided for in this Shareholders’ Agreement;

SECOND AMENDMENT TO THE SHAREHOLDERS’	2
AGREEMENT OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

(b) shall elect and dismiss, by exclusive nomination and voting separate from EMBRAPAR, the other three (3) sitting members and their respective alternates, whose election and dismissal are incumbent upon EMBRAPAR pursuant to the terms of item (ii) of Section 6.1, whose votes shall be associated to the resolutions made at Preview Meetings and the other applicable provisions set forth in this Shareholders’ Agreement.

The provisions of this Section 6.1.2 shall not be effective in the event that (a) the law and/or its applicable regulations no longer require the election of Independent Members for the Board of Directors of NET SERVIÇOS; (b) EMBRAPAR becomes the direct or indirect controller of NET SERVIÇOS; (c) for any reason, the nomination and/or replacement of one (1) Independent Member nominated by EMBRAPAR pursuant to this Section 6.1.2 is no longer required; or (d) by resolution of the Shareholders of the Agreement, the number of members of the Board of Directors of NET SERVIÇOS is increased, allowing EMBRAPAR to elect four (4) members associated to this Shareholders’ Agreement, without affecting the control structure of NET SERVIÇOS. For the purposes of this Section 6.1.2, the expression “Independent Members” shall have the meaning given to it by the Listing Regulations of the Level 2 of Distinguished Corporate Governance Practices of the São Paulo Stock Exchange, as amended from time to time.”

3. Ratification. The parties ratify all other Sections of the Shareholders’ Agreement that were not significantly altered by this Second Amendment, notably those that ensure GB the right to elect most members of the Board of Directors of NET SERVIÇOS, as the owner of the majority of Common Shares, notwithstanding the possible non-exercise by GB of the rights to which it is entitled pursuant to the final portion of Section 6.2 of the Shareholders’ Agreement.

In witness whereof, the Parties sign this Amendment in six (6) counterparts of equal form and content, in the presence of two (2) undersigned witnesses.

Rio de Janeiro, April 28, 2006

SECOND AMENDMENT TO THE SHAREHOLDERS’	3
AGREEMENT OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

GLOBO COMUNICAÇÃO E PARTICIPAÇÕES S.A.

Represented by by:

DISTEL HOLDING S.A.

Represented by: Jorge Luiz de Barros Nóbrega and Rossana Fontenele Berto

EMBRATEL PARTICIPAÇÕES S.A.

Represented by:

GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

Represented by: Jorge Luiz de Barros Nóbrega and Rossana Fontenele Berto

TELÉFONOS DE MÉXICO, S.A. DE C.V.

Represented by:

Witnesses:

1.	2.
Name:	Name:
Identity Card (RG):	Identity Card (RG):

SECOND AMENDMENT TO THE SHAREHOLDERS’	4
AGREEMENT OF NET SERVIÇOS DE COMUNICAÇÃO S.A.